EXHIBIT 99.1

For Immediate Release               Contact:  Timothy J. Reid (785) 295-6695

PAYLESS SHOESOURCE REPORTS JUNE SAME-STORE SALES RESULTS AND ANNOUNCES AMENDMENT TO CREDIT FACILITY

          TOPEKA, Kan., July 10, 2003 - Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales decreased 9.1 percent during the June reporting period, the five weeks ended July 2, 2003.
          Company sales totaled $291.3 million, an 8.4 percent decrease from $318.0 million during fiscal June of last year.
          Total sales for the first five months of fiscal 2003 were $1.23 billion, a 6.9 percent decrease from $1.32 billion during the similar period in fiscal 2002.
          Same-store sales decreased 7.7 percent during the first five months of the fiscal year.

          Sales were as follows:

                        JUNE SALES (DOLLARS IN MILLIONS)

   Fiscal            Fiscal          Percent              Same-Store Sales*
   2003              2002            Increase/            Percent
                                     (Decrease)           Increase/(Decrease)
   $291.3            $318.0          (8.4)%               (9.1)%

                    YEAR-TO-DATE SALES (DOLLARS IN BILLIONS)

   Fiscal            Fiscal          Percent              Same-Store Sales*
   2003              2002            Increase/            Percent
                                     (Decrease)           Increase/(Decrease)
   $1.23             $1.32           (6.9)%               (7.7)%

     * Same-store sales represent sales of those stores open during both periods.

          The company continues to expect second quarter earnings performance consistent with previous guidance, issued on June 17, 2003.

          The company also announced that it has amended its Credit Facility, including temporarily reducing certain coverage ratios. The company expects to remain in compliance with all covenants related to the Credit Facility at the end of the second quarter, 2003. In addition, the company said it continues to evaluate its overall capital structure.

          Payless ShoeSource, Inc. is the largest family footwear retailer in the Western Hemisphere. The company operates a total of 5,012 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(sm), at http://www.payless.com.


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THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO ANTICIPATED
FINANCIAL PERFORMANCE. A VARIETY OF KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS COULD CAUSE ACTUAL RESULTS AND EXPECTATIONS TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS OR EXPECTATIONS. PLEASE REFER TO THE COMPANY'S 2002 ANNUAL REPORT, FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 1, 2003, AND THE PRESS RELEASE OF FEBRUARY 28, 2003 REGARDING FULL YEAR 2002 RESULTS FOR MORE INFORMATION ON THESE AND OTHER RISK FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER. IN ADDITION, SEVERE ACUTE RESPIRATORY SYNDROME (SARS) OR OTHER ILLNESSES COULD CAUSE A DISRUPTION IN THE COMPANY'S SUPPLY CHAIN OR CONSUMER PURCHASING PATTERNS. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO SUCH FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

For additional information regarding sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com.


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